 Exhibit 99.5

CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (this “Agreement”) is entered into as of August 7, 2013 by and among Apple REIT Nine, Inc, a Virginia corporation (“Apple Nine”), and [__________________] (a “Company Securityholder”).

WHEREAS, Apple Nine, Apple REIT Seven, Inc., a Virginia corporation (“Apple Seven”), and Apple REIT Eight, Inc., a Virginia corporation (“Apple Eight,” and collectively with Apple Nine and Apple Seven, the “Apple REITs,” or individually an “Apple REIT”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Seven Acquisition Sub, a wholly-owned subsidiary of Apple Nine, will merge with and into Apple Seven (the “Apple Seven Merger”) and Eight Acquisition Sub, a wholly-owned subsidiary of Apple Nine, will merge with and into Apple Eight (the “Apple Eight Merger,” and together with the Apple Seven Merger, the “Mergers,” or individually a “Merger”), with Apple Seven and Apple Eight as the Surviving Corporations in the Mergers (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, Glade M. Knight (“Mr. Knight”) is the beneficial and record owner of issued and outstanding Apple Nine Series B Shares and has assigned to the Company Securityholder certain benefits associated with certain of his Apple Nine Series B Shares, including the right of conversion of such outstanding Apple Nine Series B Shares upon the happening of certain events, as more particularly described on Schedule 1 hereto.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, each of the Apple REITs has required that the Company Securityholder agree, and the Company Securityholder is willing to agree, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound hereby, as follows:

SECTION 1. Disposition of Apple Nine Series B Shares

During the period from the date hereof through the earlier of (i) the date on which each Merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms (such period hereinafter referred to as the “Term”), the Company Securityholder shall not, directly or indirectly, sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Apple Nine Series B Shares or benefits relating thereto that the Company Securityholder may beneficially own or hold during the Term; provided, however, that nothing herein shall prevent the sale, transfer, pledge, encumbrance, assignment or other disposition of any of such Apple Nine Series B Shares or benefits relating thereto, provided that the purchaser, transferee, pledgee or assignee thereof agrees in writing with Apple Nine, prior to such sale, transfer, pledge, encumbrance, assignment or other disposition, to be bound by the terms of this Agreement.

SECTION 2. Conversion

The Company Securityholder agrees to convert each Series B Convertible Share held by the Company Securityholder into 24.17104 common shares, no par value, of Apple Nine effective immediately before the Effective Time, pursuant to Section 5.2(e) of the Articles of Incorporation of Apple Nine.

SECTION 3. Representations and Warranties of the Company Securityholder

The Company Securityholder represents and warrants to Apple Nine as follows:

(a) The Company Securityholder has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform the Company Securityholder’s obligations hereunder.

(b) This Agreement has been duly executed and delivered by the Company Securityholder and constitutes a valid and binding obligation of the Company Securityholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement does not, and the consummation of the transactions herein contemplated will not, conflict with or violate any law, regulation, court order, judgment or decree applicable either to the Company Securityholder or the Apple Nine Series B Shares which the Company Securityholder holds or with respect to which the Company Securityholder has been assigned benefits, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation or acceleration under any contract or agreement to which the Company Securityholder is a party or by which the Company Securityholder is bound or affected or under which the Apple Nine Series B Shares which the Company Securityholder holds or with respect to which the Company Securityholder has been assigned benefits are bound by or otherwise subject to, which conflict, violation, breach or default would materially and adversely affect the Company Securityholder’s ability to perform any of the Company Securityholder’s obligations under this Agreement.

(d) Subject to any required filings under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company Securityholder is not required to give any notice or make any report or other filing with any governmental or regulatory authority in connection with the execution or delivery of this Agreement or the performance of the Company Securityholder’s obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by the Company Securityholder for the performance of the Company Securityholder’s obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect the Company Securityholder’s ability to perform the Company Securityholder’s obligations under this Agreement.

(e) The Apple Nine Series B Shares set forth on Schedule 1 hereto are, as of the date hereof, the only Apple Nine Series B Shares which such Company Securityholder holds or with respect to which such Company Securityholder has been assigned any benefits.

SECTION 4. Descriptive Headings

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 5. Counterparts

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 6. Entire Agreement; Assignment

This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by the Company Securityholder, by operation of law or otherwise.  The Company Securityholder agrees that this Agreement and the obligations of the Company Securityholder hereunder shall attach to any Apple Nine Series B Shares held by such Company Securityholder or with respect to which the Company Securityholder has been assigned benefits and shall be binding upon any Person to which legal or beneficial ownership of such Apple Nine Series B Shares or certain benefits relating thereto shall pass, whether by operation of law or otherwise, including in breach of this Agreement.

SECTION 7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflicts of laws thereof.

(b) The Company Securityholder hereby submits and consents to non-exclusive personal jurisdiction in any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the Commonwealth of Virginia or in a Virginia state court.  Any process, summons, notice or document delivered by mail to the address set forth on Schedule 1 hereto shall be effective service of process for any action, suit or proceeding in any Virginia state court or any federal court located in the Commonwealth of Virginia with respect to any matters to which the Company Securityholder has submitted to jurisdiction in this Section 7.  The Company Securityholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Virginia state court or any federal court located in the Commonwealth of Virginia, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  THE COMPANY SECURITYHOLDER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

SECTION 8. Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9. Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10. Amendment; Waivers

This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto; provided that no such written agreement shall be binding on an Apple Nine unless approved by the Special Committee of Apple Nine.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 11. Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 12. Termination

This Agreement shall terminate immediately upon the expiration of the Term.  None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement; provided, however, that nothing contained herein shall release the Company Securityholder from any liability arising from any willful and material breach of any of his representations, warranties, covenants or agreements in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Conversion Agreement, or have caused this Conversion Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.

APPLE REIT NINE, INC.

By:
Name: Justin G. Knight
Title:   President

__________________________________________
[Company Securityholder]

Schedule 1

Apple Nine Series B Shares

_____________________

Any process, summons, notice or document delivered by mail pursuant to Section 8 to the beneficial or record holder set forth on this Schedule 1, shall be delivered to:

[Company Securityholder]
[Address]